Exhibit 99.1

    Digital Broadband Networks Outlines Business Outlook for 2003

    FLEMINGTON, N.J.--(BUSINESS WIRE)--June 12, 2003--Digital Broadband Networks, Inc. (OTCBB:DBBD) www.dbni.net has secured contracts during the Second Quarter of 2003 that management forecasts will generate of $27.2 million in gross sales, the Company reported today. These contracts include the recently announced $15 million contract to supply biometric security system to Sumiwata Sdn Bhd.
    In addition to the Sumiwata contract, in April 2003, the Company announced that it had secured two significant contracts. The first contract valued at $3.2 million was to carry out the design, supply and installation of all broadband communications, access control and network security equipment for a mixed property development project in Selangor, Malaysia over a period of 30 months. The Company was subsequently awarded a second contract valued at $9.0 million for the supply of biometric security products and the EyStar SmartHome Console. Duration of this second contract is over three years with the first delivery expected to commence in the fourth quarter of 2003.
    Through the end of 2002, the Company had secured contracts with an estimated backlog value of $25.2 million, with performance of the engagements anticipated to occur during the next twenty-four months. The Company additionally estimates that it will generate $12.0 million in revenue during 2003 from its existing business of designing, producing, hosting and distributing interactive multimedia content.
    Patrick Lim, Chairman and CEO of the Company, stated: "2003 is proving to be a very significant and exciting year for the Company. We continue to focus on improving our fundamentals as the best way to increase shareholder value. We now see a substantial amount of activity that we believe will carry the Company forward as these contracts are performed. We have worked very hard to turnaround the company and we are pleased with the results we have achieved for the past 3 quarters in which the Company has generated its first profits. We hope to continue with the current momentum and secure more contracts in the near future," said Patrick Lim. "Our program to provide additional shareholder value through a repurchase of the Company's shares is also proceeding. Through March 31, 2003, the Company repurchased a total of 1,050,000 shares of its common stock. The Company has approved the repurchase up to 10 million shares (approximately 10 percent of the presently issued and outstanding shares) from the public. The timing and amount of any repurchase transactions under this program will be continually assessed depending on market conditions and corporate and regulatory considerations."
    Investors who would like to learn more about the Company's operations and business outlook for 2003 are advised to log on to http://www.dbni.net/IR/wallstreetReporter.htm to read the transcript of an interview with Patrick Lim, Chairman and CEO of DBBD, in January 2003 by WallStreetReporter.

    About Digital Broadband Networks:

    Digital Broadband Networks, Inc. and its subsidiaries are involved in application development, broadband network operation, delivery of value added applications and services; the sale of devices that utilize broadband networks and the sale of biometric security devices. The Company's principal operations include the development and operation of a wireless broadband network in Malaysia, the development of interactive, multimedia content for the Internet and the development licensing and/or sale of specific products and applications that utilize the capacities of a broadband network. These include the EyStar SmartHome Console, broadband modems, biometric systems and Internet-based cameras. DBBD has three subsidiaries:
EyStar Media Inc., Animated Electronic Industries Sdn Bhd and Perwimas Telecommunications Sdn Bhd. For more information about the above products and services, please visit our websites, www.dbni.net and www.eystar.com.

    Safe Harbor Statement:

    Investors should carefully consider the preceding information, as well as other information contained herein before making an investment in the common stock of the Company. Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Digital Broadband Networks does not undertake to update, revise or correct any forward-looking statements.

    L.G. Zangani, LLC provides financial public relations service to the Company, As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of moneys, capital stock in the Company, warrants or options to purchase capital in the Company.

    CONTACT: L.G. Zangani, LLC
             Leonardo Zangani, 908/788 9660
             leonardo@zangani.com
             or
             Digital Broadband Networks, Inc.
             Valerie Looi,  011 (603) 7955 4582
             valerie.looi@dbni.net